Exhibit 99.1

December 6, 2012

RE: World Monitor Trust III Series J Class I and Class II (“WMT-III”)

Dear Unitholder,

We are writing to inform you of changes to the underlying manager line-up in WMT-III. WMT-III is a multi-manager fund that invests in seven managers, equally weighted and rebalanced quarterly. Effective November 30, 2012, WMT-III removed the following managers’ trading programs from the portfolio: Blackwater Global Program (Blackwater Capital Management), Crabel Two Plus Program (Crabel Capital Management, LLC), Eagle Momentum Program (Eagle Trading Systems Inc.) and Krom River Commodity Diversified Program (Krom River Investment Management (Cayman) Limited). Effective December 1, 2012, WMT-III added three new managers to the portfolio including: Nesvick Trading Group LLC – Global Ag Program (“Global Ag”), Hawksbill Capital Management – Global Diversified Program (“Hawksbill”), and Red Oak Commodity Advisors – Fundamental Trading Program (“Red Oak”).

A description of the new managers has been provided below. No action is required on your part.

1.	Hawksbill - The manager employs a technical, trend-following trading approach utilizing a suite of systems that trade a diversified portfolio across different time frames. Each system is unique, and together they act to complement each other by reducing volatility. In addition, the strategy allows for a degree of discretionary position-taking. Risk guidelines are in place for total volatility-adjusted risk at the market, market group, and portfolio levels and here as well, discretion may be used to mitigate risk.

2.	Global Ag - This is a discretionary approach that is firmly rooted in the fundamentals where the focus is on the soybean, corn and wheat markets. The time horizon is typically long-term in nature but there is significant trading around the core position. Information sources are various and include longstanding relationships that have been cultivated over many years. Contacts are particularly extensive in the worldwide commercial grain arena where he is able to collect on a country-by-country basis supply and demand data, trade flows, business activity, etc. In addition, he relies on information provided by consultants and regular USDA releases.

3.	Red Oak - This is a discretionary global macro trading strategy. The Manager trades within a universe of about 60 diversified futures contracts representing many global markets. The view is fundamental, long-term in horizon, and trading frequency is low. The Manager seeks to identify long-term trends and to capture these to the fullest extent possible. The strategy is characterized by high volatility as the Manager is not averse to interim losses if the longer-term fundamentals are still intact. The Manager’s viewpoints have over time proven remarkably accurate and as a result the record, though volatile, is very distinguished in terms of absolute return.

900 King Street, Suite 100 - Rye Brook, New York 10573 - Tel : +1 914 307 4000 - Fax : +1 914 307 4050
www.kenmar.com

Frequently Asked Questions

Q1: Why did you make these changes?

WMT-III is an equally-weighted portfolio that is rebalanced each quarter. From time to time we change the managers in the portfolio based on our macroeconomic view and the potential opportunities/risks that we see in the markets. We made several changes to the portfolio effective December 1, 2012.

As we move into 2013, global, political and economic uncertainties remain which will continue to roil markets in the coming months: will the fiscal cliff be avoided; will the European Union overcome its hurdles; will unrest in the Middle East worsen and finally, as one of the largest drivers of the global economy, will China’s growth accelerate or continue to stall and what will that mean for commodities.

We increased WMT-III’s commitment to longer-term strategies which we believe may be better able to weather the interim shocks and sharp price reversals that have been so detrimental to many investment strategies in 2012. Further, we focused WMT-III’s commodity allocation to a grain-only manager as we believe this sector is ripe for opportunity after the disappointing 2012 U.S. crop year; WMT-III retains more diversified commodity exposure from the remaining managers in the portfolio.

Q2: Is any action required?

No action is required by the Financial Advisor or client.

Q3: Will these changes have any impact on the timing of my tax reporting?

No. These changes will have no impact on the timing of your tax reporting. Investors in WMT-III will continue to receive K-1 statements, typically on or around March 15.

We appreciate your continued support of WMT-III and Kenmar Preferred. If you have any questions or concerns, please do not hesitate to contact your Financial Advisor or Kenmar Preferred’s Investor Services Group at (914) 307-4000.

Kind regards,

Marc Goodman & Ken Shewer
Co-founders, Co-Executive Chairmen, Global co-Chief Investment Officers
Kenmar Preferred Investments, L.P.

Investments in commodities/futures, options on them, and managed futures are not appropriate for all investors, as the risk of loss is substantial. Therefore, only risk or hedge capital should be invested in these securities.

Alternative investments carry specific investor qualifications which can include high income and net-worth requirements as well as relatively high investment minimums. They are complex investment vehicles, which generally have high costs and substantial risks. The high expenses often associated with these investments must be offset by trading profits and other income. They tend to be more volatile than other types of investments and present an increased risk of investment loss. There may also be a lack of transparency as to the underlying assets. Additionally, there may be no secondary market for alternative investment interests and transferability may be limited or even prohibited. Other risks may apply as well, depending on the specific investment product. Please carefully review the Private Placement Memorandum or other offering documents for complete information regarding terms, including all applicable fees, as well as other factors you should consider before investing.

900 King Street, Suite 100 - Rye Brook, New York 10573 - Tel : +1 914 307 4000 - Fax : +1 914 307 4050
www.kenmar.com